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Exhibit 99.1

CONSENT OF NOMINEE FOR DIRECTOR

        I hereby consent to being named as a person who will become a director of TransMontaigne GP L.L.C., a Delaware limited liability company and the general partner of TransMontaigne Partners L.P., a Delaware limited partnership (the "Partnership"), in the Registration Statement on Form S-1 (SEC File No. 333-123219) filed by the Partnership with the Securities and Exchange Commission (the "Registration Statement"), to the disclosure under the caption "Management" in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: April 14, 2005

/s/ JERRY R. MASTERS Jerry R. Masters

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  Exhibit 99.1